Exhibit 10.8

                            SECOND AMENDMENT TO LEASE
                                   (EXTENSION)

      THIS SECOND AMENDMENT TO LEASE ("Second Amendment") is made as of the 23rd day of February, 2004, by and between Teachers Insurance and Annuity Association, a New York corporation ("Landlord") and Aspect Systems, Inc., an Arizona corporation ("Tenant")

                                    RECITALS:

      A. Landlord and Tenant entered into a certain Lease (the "Lease") dated as of November 4, 1999, and amended by that First Amendment to Lease dated March 10, 2000 (collectively the "Lease") whereby Landlord leased to Tenant certain premises (the "Premises") known as Suites 1, 2, 3, 6, 9, & 10 of the certain building (the "Building") known as East Valley Commerce Plaza and located at 325
- 372 East Elliot Road, Chandler, Arizona. The Premises contain approximately 23,264 rentable square feet.

      B. The Lease by its terms is scheduled to expire on December 31, 2004 ("Prior Expiration Date") and the parties desire to extend and modify the Lease, all on the terms and conditions hereinafter set forth.

      NOW THEREFORE, in consideration of the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

      1. Extension. The term of the Lease is hereby extended from the Prior Expiration Date so as to expire on November 30, 2007, (which extended period shall be referred to herein as the "Extended Expiration Date"), unless sooner terminated in accordance with its terms. The Commencement Date of this Second Amendment shall be June 1, 2004.

      2. Base or Minimum Rent. All terms and conditions contained in the Lease shall continue to apply with full force and effect during the aforementioned Extended Term, except that the base or monthly rent shall be modified for the period from June 1, 2004, to the Prior Expiration Date and thereafter shall be increased according to the following Base Rent schedule:

          06/01/2004 - 08/31/2004      $    00.00 per month (NNN) Triple Net*
          09/01/2004 - 08/31/2005      $14,423.68 per month (NNN) Triple Net*
          09/01/2005 - 10/31/2006      $15,121.60 per month (NNN) Triple Net*
          11/01/2006 - 07/31/2007      $15,819.52 per month (NNN) Triple Net*
          08/01/2007 -11/30/2007       $16,517.44 per month (NNN) Triple Net*

*plus applicable rental taxes

      3. Improvements. No promises by Landlord to alter, remodel, improve, repair, redecorate or clean the Premises, or any part thereof, have been made, except as expressly set forth herein, and no representation respecting the condition of the Premises or the Building or with respect to the suitability or fitness of either for any purpose, has been made to Tenant. Landlord shall provide a Tenant Improvement allowance of $139,584.00 to perform certain leasehold improvement work in the Space (the "Space Improvements"). The Tenant Improvement Allowance may be used for the following items:

      o Space planning, construction drawings and complete architectural services

      o     Building permits and associated fees

      o Standard office improvements including but not limited to ceiling grid, light fixtures, partitions, doors, doorframes and associated hardware, carpet and other typical finished floor coverings, and millwork

      o Heating, ventilating, and associated work ("HVAC") and insulation in the Premises

      o Any costs related to moving furniture and reinstallation post-construction

      4. Operating Expenses. Landlord agrees that the amount payable by Tenant for Tenant's Proportionate Share of Basic Operating Cost increases for any calendar year falling within the term of this Lease shall not exceed the greater of 105% of the amount payable by Tenant for Tenant's Proportionate Share of Basic Operating cost for the previous calendar year. Notwithstanding the foregoing to the contrary, there shall be no limit whatsoever on Tenant's obligations to pay Tenant's Proportionate Share of Basic Operating Cost increases relating to increases in real estate taxes, utility costs or insurance costs.

      5. Tenant Late Fee Arrearage. Effective upon execution of this Second Amendment, Landlord agrees to waive any outstanding charges for late fees and interest claimed to be due by Landlord from Tenant and as of January 31, 2004 Tenant is deemed to be current on their existing rent obligation.

      6. Whole Agreement. This Agreement sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. As extended and amended herein, the Lease between the parties shall remain in full force and effect. In case of any inconsistency between the provisions of the Lease and this Agreement, the latter provisions shall govern and control. Under no circumstances shall this Agreement be deemed to grant any right to Tenant to further extend the Lease, and any options to extend or renew contained in the Lease are hereby deleted unless specifically described herein.

      7. Not An Offer. This Agreement shall not be binding until executed and delivered by both parties. Landlord shall have fifteen (15) business days upon receipt of this Agreement signed by Tenant to counter-execute and return an original copy hereof to Tenant or this Agreement and any terms contained herein shall be considered null and void and of no further force and effect.

      8. Right of First Offer for Expansion Space. For purposes of this Lease, "Expansion Space" shall mean any contiguous space in the Building. Subject to the rights of existing tenants whose leases pre-date this Lease and provided Tenant is not in default under this Lease at the time the Expansion Space becomes available beyond any notice and cure period, or at any time through and including execution of a lease amendment by the Landlord for the subject space, Tenant shall have a one-time right of first offer to lease the Expansion Space, such right commencing on the Commencement Date of this Lease and expiring on the last day of the lease term, subject to the following conditions. Landlord shall provide Tenant with written notice of the availability of all or a portion of the Expansion Space. Landlord shall provide Tenant with Landlord's quotation of the Base Rent, Tenant Improvements and Concessions available for the Expansion Space, which shall be that monthly base rental rate per square foot and other material lease terms which Landlord is willing to quote to and accept from a third party for a lease with respect to the Expansion Space, subject to any additional rent or rent escalation provisions and factors which Landlord is willing to quote to and accept from such third party, including but not limited to, such provisions and factors based on increases in operating costs, taxes and the Consumer Price Index ("Landlord's Expansion Space Rent"). Within ten (10) business days of such notification, Tenant shall notify Landlord in writing sent certified mail, return receipt requested, with postage ,prepaid thereon that it elects to exercise its right of first offer for the Expansion Space. If Tenant does not so notify Landlord, Tenant will be deemed to have forever waived its right of first offer respecting all Expansion Space. Rent for the Expansion Space shall be in the amount of Landlord's Expansion Space Rent, for a term which is coterminous with the term of this Lease. If Tenant fails to execute and deliver an amendment to this Lease consistent with the foregoing within fifteen
(15) business days after receipt by Tenant of the subject lease amendment, then Tenant's previous exercise of its right to lease the Expansion Space shall be deemed null and void and Landlord shall thereafter have the right to let the space to any third party tenant. The rights of Tenant under this Article are personal and may not be assigned to or exercised by any other party.

      In the event Tenant exercises any Right of First Offer for Expansion Space, all of the terms and provisions of this Lease shall be applicable to the Expansion Space thereby included in the Premises, except that (i) Tenant shall not be entitled to any rent abatement for the Expansion Space under Article II. of this Lease and (ii) the annual rate of Base Rent for the Expansion Space, as adjusted based on increases in operating costs, taxes and the Consumer Price Index, shall be equal to the amount of Landlord's Expansion Space Rent as defined above.

      In the event Tenant exercises the Right of First Offer for Expansion Space, Landlord and Tenant shall promptly execute and deliver an amendment to this Lease reflecting the inclusion of the Expansion Space in the Premises on the terms herein provided.

      The Right of First Offer for Expansion Space shall automatically terminate upon the earlier to occur of (i) the expiration or termination of this Lease,
(ii) the termination of Tenant's right to possession of the Premises, (iii) the assignment of this Lease by Tenant or the sublease by Tenant of the Premises, or any part thereof, (iv) the failure of Tenant to exercise any right to lease space under its Right of First Offer for Expansion Space, or (v) the occurrence of an Event of Default under the Lease beyond any notice and cure period.

      9.01 Renewal Option. Tenant shall have an option (the "Renewal Option") to renew the initial term with respect to all (but not less than all) of the Premises demised under or pursuant to this Lease as of the expiration date of the Term for one additional term (the "Renewal Term") of one (1) three (3) year term, commencing on the day immediately following the expiration date of the initial Term, under the following terms and conditions:

            (1) Tenant gives Landlord written notice of its election to exercise the Renewal Option no later than the date which is two hundred seventy (270) days prior to the expiration date of the initial Term;

            (2) Tenant is not in breach or default under this Lease beyond any notice and cure period on the date Tenant exercises the Renewal Option.

      9.02 Term. If Tenant timely and properly exercises the Renewal Option in accordance with the provisions of Section 9.01:

            (1) The Rent payable for the Renewal Term shall be based on the then prevailing rent for similar space in the market for similar properties. For purposes of the preceding sentence, "prevailing rental rate" shall mean the rate for reasonably comparable for leases approximately as long, and commencing at approximately the same time, as the Renewal Term, for comparable buildings in the market. Landlord's good faith determination of the "prevailing rental rate" shall be conclusive and binding as to Landlord and Tenant. However, if Tenant does not agree in writing with Landlord's "prevailing rental rate", Tenant and Landlord shall hire qualified real estate brokers in the Phoenix, Arizona market to represent their interests respectively in providing evidence to the parties of the average market rental rates and terms for leases being signed in comparable buildings in the market which the mean numbers shall be used to conclusively determine the "prevailing market rate". If the brokers hired by the Tenant and Landlord cannot agree, then they shall hire a third unrelated broker to make the final determination, which shall be binding on the parties. If Tenant timely and properly exercises the Renewal Option, Landlord agrees to give Tenant written notice setting forth the prevailing rental rate, which notice shall be given within thirty (30) days of Tenant's notice.

            (2) Tenant shall have no further options to renew the initial Term of this Lease beyond the expiration date of the Renewal Term.

            (3) Landlord will not be required to give any economic concession in connection with the exercise of this option other than those which are being offered in the market at such time. Without limiting the generality of the foregoing, Landlord will not be obligated to perform or give an allowance for leasehold improvements other than that which is being offered in the market at such time.

            (4) Except as otherwise provided herein or as negotiated between the parties at the time of the renewal, all of the terms and provisions of this Lease shall remain the same and in full force and effect during the Renewal Term.

      9.03 Amendment. If Tenant exercises the Renewal Option, Landlord and Tenant shall execute and deliver an amendment to this Lease (or, at Landlord's or Tenant's option, a new lease on the form then in use for the Building) reflecting the lease of the Premises by Landlord to Tenant for the Renewal Term on the terms provided above, which amendment (or new lease, as the case may be) shall be executed and delivered prior to the commencement date of the Renewal Term.

      9.04 Termination. The Renewal Option shall automatically terminate and become null and void and of no force or effect upon the earlier to occur of (1) the expiration or termination of this Lease, (2) the termination of the Tenant's right to possession of the Premises, (3) the assignment of this Lease by Tenant,
(4) the sublease by Tenant of all of the Premises, or (5) the failure of Tenant to timely or properly exercise the Renewal Option or (6) the occurrence of an Event of Default by Tenant under the Lease beyond any notice and cure period.

      10. Broker. Tenant represents that except for Trammell Crow Company representing Landlord and Mohr Partners, Inc. representing Tenant, that Tenant has not retained, contracted or otherwise dealt with any real estate broker, salesperson or finder in connection with this Second Amendment, and no such person initiated or participated in the negotiation of this Second Amendment. Tenant shall indemnify and hold Landlord and Trammell Crow Company harmless from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation. Landlord shall pay any and all commissions due Trammell Crow and Mohr Partners, Inc., due hereunder.

      11. Conflict. If any conflict exists between the terms or provisions of the Lease and the terms or provisions of this Second Amendment, the terms and provisions of this Second Amendment shall govern and control.

      12. Effect Of Amendment. As amended by this Second Amendment, the Lease shall remain in full force and effect and is ratified by Landlord and Tenant. This Second Amendment contains the entire agreement of the parties with respect to the Additional Premises, and all preliminary negotiations with respect thereto are merged into and superseded by this Second Amendment.

      13. Exculpation Of Landlord and Trammell Crow Company.

      Notwithstanding anything to the contrary contained in this Second Amendment or in any exhibits, Riders or addenda hereto attached (collectively the "Lease Documents"), it is expressly understood and agreed by and between the parties hereto that: (a) the recourse of Tenant or its successors or assigns against Landlord with respect to the alleged breach by or on the part of Landlord of any representation, warranty, covenant, undertaking or agreement contained in any of the Lease Documents or otherwise arising out of Tenant's use of the Premises or the Building (collectively, "Landlord's Lease Undertakings") shall extend only to Landlord's interest in the real estate of which the Premises demised under the Lease Documents are a part ("Landlord's Real Estate") and not to any other assets of Landlord or its beneficiaries; and (b) except to the extent of Landlord's interest in Landlord's Real Estate, no personal liability or personal responsibility of any sort with respect to any of Landlord's Lease Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Landlord, its beneficiaries, Trammell Crow Company, or against any of their respective directors, officers, employees, agents, constituent partners, beneficiaries, trustees or representatives.

      IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Lease to be duly executed and delivered as of the day and year first written above.

TENANT:

Aspect Systems, Inc.,
An Arizona corporation


By: /s/ Dennis Key
    ------------------------------
Its: President / CEO

LANDLORD:

TEACHERS INSURANCE AND ANNUITY
ASSOCIATION OF AMERICA, a New York
corporation


By: /s/ Mario Mirabeli
    ------------------------------
Its:  Asst. Secretary

                                   EXHIBIT I3
                              WORK LETTER AGREEMENT

      This Work Letter Agreement ("Work Letter") is executed simultaneously with that certain Second Amendment (the "Lease") between Aspect Systems, Inc., as "Tenant", and TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York corporation, as "Landlord", relating to demised premises ("Premises") at the building commonly known as EAST VALLEY COMMERCE CENTER (the "Building"), which Premises are more fully identified in the Lease. Capitalized terms used herein, unless otherwise defined in this Work Letter, shall have the respective meanings ascribed to them in the Lease.

      For and in consideration of the agreement to lease the Premises and the mutual covenants contained herein and in the Lease, Landlord and Tenant hereby agree as follows:

      1. Tenant's Initial Plans; the Work. Tenant desires to perform certain leasehold improvement work in the Premises in substantial accordance with the plan or plans (collectively, the "Initial Plan") to be prepared by Aspect Systems, Inc. not later than March 31, 2004. Tenant shall provide Landlord with Initial Plans, drawings, specifications and finish details as Landlord may reasonably request to enable Landlord to review the scope and nature of the Work and within five (5) business days after receipt provide Tenant's architects and engineers with any comments or the approvals to prepare mechanical, electrical and plumbing plans and to prepare the Working Drawings, including a final telephone layout and special electrical connection requirements, if any. All plans, drawings, specifications and other details describing the Work which have been or are hereafter furnished by or on behalf of Tenant shall be subject to Landlord's approval, which Landlord agrees shall not be unreasonably withheld. Landlord shall not be deemed to have acted unreasonably if it withholds its approval of any plans, specifications, drawings or other details or of any Additional Work (as defined in Paragraph 7 below) because, in Landlord's reasonable opinion, the work, as described in any such item, or the Additional Work, as the case may be: (a) is likely to adversely affect Building systems, the structure of the Building or the safety of the Building and/or its occupants; (b) might impair Landlord's ability to furnish services to Tenant or other tenants in the Building; (c) would increase the cost of operating the Building; (d) would violate any governmental laws, rules or ordinances (or interpretations thereof); (e) contains or uses hazardous or toxic materials or substances; (f) would adversely affect the appearance of the Building; (g) might adversely affect another tenant's premises; or (h) is prohibited by any ground lease affecting the Building or any mortgage, trust deed or other instrument encumbering the Building. The foregoing reasons, however, shall not be the only reasons for which Landlord may withhold its approval, whether or not such other reasons are similar or dissimilar to the foregoing. Neither the approval by Landlord of the Work or Initial Plan or any other plans, drawings, specifications or other items associated with the Work nor Landlord's supervision or monitoring of the Work shall constitute any warranty by Landlord to Tenant of the adequacy of the design for Tenant's intended use of the Premises.

      2. Working Drawings. If necessary for the performance of the Work and not included as part of the Initial Plan attached hereto, Tenant through Tenant's architect shall prepare or cause to be prepared final working drawings and specifications for the Work (the "Working Drawings") based on and consistent with the Initial Plan and the other plans, drawings, specifications, finish details and other information furnished by and approved by Landlord pursuant to Paragraph 1 above. So long as the Working Drawings are consistent with the Initial Plan, Landlord shall approve the Working Drawings within five (5) business days after receipt of same from Tenant by initialing and returning to Tenant each sheet of the Working Drawings

      3. Performance of the Work Allowance. Except as hereinafter provided to the contrary, Tenant shall contract with and hire a contractor from a list prepared by Tenant based on at least three competitive bids from qualified contractors with reasonable prior approval by Landlord of the names of such contractors (the "General Contractor") to perform the Work and shall cause the performance of the Work using (except as may be stated or shown otherwise in the Working Drawings) first class materials, quantities and procedures ("Building Standards"). Landlord shall pay for a portion of the "Cost of Work" (as defined below) in an amount not to exceed $139,584.00 (such amount being $6.00 per rentable square foot of the Premises which is to be improved, as described in the Working Drawings) (the "Allowance"), and Tenant shall pay for the entire Cost of the Work in excess of the Allowance. Tenant shall not be entitled to any credit, abatement or payment from Landlord in the event that the amount of the Allowance specified above exceeds the Cost of the Work. For purposes of this Agreement, the term "Cost of the Work" shall mean and include any and all costs and expenses of the Work, including, without limitation, the cost of the Working Drawings and of all labor (including overtime) and materials constituting the Work.

      4. Payment. Prior to commencing the Work, Landlord shall submit to Tenant a written statement of the total Cost of the Work (which shall include the amount of any overtime projected as necessary to substantially complete the Work by the Commencement Date specified in the Lease) as then known by Landlord, and such statement shall indicate the amount, if any, by which the total Cost of the Work exceeds the Allowance (the "Excess Costs"). Tenant agrees, within ten (10) business days after submission to it of such statement, to execute and deliver to Landlord, in the form then in use by Landlord, an authorization to proceed with the Work, and Tenant shall also then pay to Landlord an amount equal to the Excess Costs. No Work shall be commenced until Tenant has fully complied with the preceding provisions of this Paragraph 4. In the event, and each time, that any change order by Tenant, unknown field condition, delay caused by acts beyond Landlord's control or other event or circumstance causes the Cost of the Work to be increased after the time that Landlord delivers to Tenant the aforesaid initial statement of the Cost of the Work, Landlord shall deliver to Tenant a revised statement of the total Cost of the Work, indicating the revised calculation of the Excess Costs, if any. Within five (5) business days after submission to Tenant of any such revised statement, Tenant shall pay to Landlord an amount equal to the Excess Costs, as shown in such revised statement, less the amounts previously paid by Tenant to Landlord on account of the Excess Costs. Delays in the performance of the Work resulting from the failure of Tenant to comply with the provisions of this Paragraph 4 shall be deemed to be delays caused by Tenant.

      5. Substantial Completion. Tenant shall cause the Work to be "substantially completed" on or before the scheduled date of commencement of the term of the Lease as specified in Section 1 of this Second Amendment to Lease, subject to delays caused by strikes, lockouts, boycotts or other labor problems, casualties, discontinuance of any utility or other service required for performance of the Work, unavailability or shortages of materials or other problems in obtaining materials necessary for performance of the Work or any other matter beyond the control of Tenant (or beyond the control of Tenant's contractors or subcontractors performing the Work) and also subject to "Tenant Delays" (as defined and described in Paragraph 6 of this Work Letter). The Work shall be deemed to be "substantially completed" for all purposes under this Work Letter and the Lease if and when Landlord's architect issues a written certificate to Landlord and Tenant, certifying that the Work has been substantially completed (i.e., completed except for "punch1ist" items listed in such architect's certificate) in substantial compliance with the Working Drawings. If the Work is not deemed to be substantially completed on or before the scheduled date of the commencement of the term of the Lease as specified in Section l of this Second Amendment to Lease, (a) Tenant agrees to use reasonable efforts to complete the Work as soon as practicable thereafter, (b) the Lease shall remain in full force and effect, (c) Landlord shall not be deemed to be in breach or default of the .Lease or this Work Letter as a result thereof and Landlord shall have no liability to Tenant as a result of any delay in occupancy (whether for damages, abatement of Rent or otherwise), and (d) except in the event of Tenant Delays, and notwithstanding anything contained in the Lease to the contrary, the Commencement Date of the Lease Term as specified in Section 1 of this Second Amendment to Lease shall be extended to the date on which the Work is deemed to be substantially completed and the Expiration Date of the Lease Term as specified in Section 1 of this Second Amendment to Lease shall be extended by an equal number of days. At the request of either Landlord or Tenant in the event of such extensions in the commencement and expiration dates of the term of the Lease, Tenant and Landlord shall execute and deliver an amendment to the Lease reflecting such extensions. Landlord agrees to use reasonable diligence to complete all punch1ist work listed in the aforesaid architect's certificate promptly after substantial completion.

      6. Tenant Delays. There shall be no extension of the scheduled commencement or expiration date of the term of the Lease (as otherwise permissibly extended under Paragraph 5 above) if the Work has not been substantially completed on said scheduled commencement date by reason of any delay attributable to Tenant ("Tenant Delays"), including without limitation:

            (i) the failure of Tenant to furnish all or any plans, drawings, specifications, finish details or the other information required under Paragraph 1 above on or before the date stated in Paragraph 1;

            (ii) the failure of Tenant to grant approval of the Working Drawings within the time required under Paragraph 2 above;

            (iii) the failure of Tenant to comply with the requirements of Paragraph 4 above;

            (iv) Tenant's requirements for special work or materials, finishes, or installations other than the Building Standards or Tenant's requirements for special construction staging or phasing;

            (v) the performance of any Additional Work (as defined in Paragraph 7 below) requested by Tenant or the performance of any work in the Premises by any person, firm or corporation employed by or on behalf of Tenant, or any failure to complete or delay in completion of such work; or

            (vi) any other act or omission of Tenant that causes a delay.

      7. Additional Work. Upon Tenant's request and submission by Tenant (at Tenant's sole cost and expense) of the necessary information and/or plans and specifications for work other than the Work described in the Working Drawings ("Additional Work") and the approval by Landlord of such Additional Work, which approval Landlord agrees shall not be unreasonably withheld, Landlord shall perform such Additional Work, at Tenant's sole cost and expense, subject, however, to the following provisions of this Paragraph 7. Prior to commencing any Additional Work requested by Tenant, Landlord shall submit to Tenant a written statement of the cost of such Additional Work, which cost shall include a fee payable to Landlord in the amount of 15% of the total cost of such Additional Work as compensation to Landlord for monitoring the Additional Work and for administration, overhead and field supervision associated with the Additional Work and an additional charge payable to Landlord in the amount of 5% of the total Cost of the Additional Work as compensation for Landlord's general conditions (such fee and additional charge being hereinafter referred to collectively as "Landlord's Additional Compensation"), and, concurrently with such statement of cost, Landlord shall also submit to Tenant a proposed tenant extra order (the "TEO") for the Additional Work in the standard form then in use by Landlord. Tenant shall execute and deliver to Landlord such TEO and shall pay to Landlord the entire cost of the Additional Work, including Landlord's Additional Compensation (as reflected in Landlord's statement of such cost), within five (5) days after Landlord's submission of such statement and TEO to Tenant. If Tenant fails to execute or deliver such TEO or pay the entire cost of such Additional Work within such 5-day period, then Landlord shall not be obligated to do any of the Additional Work and may proceed to do only the Work, as specified in the Working Drawings.

      8. Lien Release and Reimbursement by Landlord. Upon completion of the Work, Tenant shall furnish Landlord with full and final waivers of liens and contractors' affidavits and statements, in such form as may be required by Landlord, Landlord's title insurance company and Landlord's construction or permanent lender, if any, from all parties performing labor or supplying materials or services in connection with the Work showing that all of said parties have been compensated in full and waiving all liens in connection with the Premises and Building. Tenant shall submit to

Landlord a detailed breakdown of Tenant's total construction costs, together with such evidence of payment as is reasonably satisfactory to Landlord.

      9. Lease Provisions. The terms and provisions of the Lease, insofar as they are applicable to this Work Letter are hereby incorporated herein by reference. All amounts payable by Tenant to Landlord hereunder shall be deemed to be additional Rent under the Lease and, upon any default in the payment of same, Landlord shall have all of the rights and remedies provided for in the Lease.

      10. Miscellaneous.

            (a) This Work Letter shall be governed by the laws of the state in which the Premises are located.

            (b) This Work Letter may not be amended except by a written instrument signed by the party or parties to be bound thereby.

            (c) Any person signing this Work Letter on behalf of Tenant warrants and represents he/she has authority to sign and deliver this Work .Letter and bind Tenant.

            (d) Notices under this Work Letter shall be given in the same manner as under the Lease.

            (e) The headings set forth herein are for convenience only.

            (f) This Work Letter sets forth the entire agreement of Tenant and Landlord regarding the Work.

            (g) In the event that the final working drawings and specifications are included as part of the Initial Plan attached hereto, or in the event Landlord performs the Work without the necessity of preparing working drawings and specifications, then whenever the term "Working Drawings" is used in this Agreement, such term shall be deemed to refer to the Initial Plan and all supplemental plans and specifications approved by Landlord.

      11. Exculpation of Landlord and Trammell Crow. Notwithstanding anything to the contrary contained in this Work Letter, it is expressly understood and agreed by and between the parties hereto that:

            (a) The recourse of Tenant or its successors or assigns against Landlord with respect to the alleged breach by or on the part of Landlord of any representation, warranty, covenant, undertaking, or agreement contained in this Work Letter (collectively "Landlord's Work Letter Undertakings") shall extend only to Landlord's interest in the real estate, of which the Premises demised under the Lease are a part (hereinafter, "Landlord's Real Estate") and not to any other assets of Landlord or its officers, directors or shareholders; and

            (b) Except to the extent of Landlord's interest in Landlord's Real Estate, no personal liability or personal responsibility of any sort with respect to any of Landlord's Work Letter Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Landlord, Trammell Crow, or against any of their respective directors, officers, employees, agents, constituent partners, beneficiaries, trustees or representatives.

      IN WITNESS WHEREOF, this Work Letter Agreement is executed as of the ____ day of _____________, 19______.

--------------------------------------------------------------------------------
TENANT:                                    LANDLORD:

Aspect Systems, Inc.                       TEACHERS INSURANCE AND ANNUITY
                                           ASSOCIATION OF AMERICA, a New York
                                           corporation


By: /s/ Dennis Key                         By: /s/ Mario Mirabeli
    ---------------------------                ---------------------------------
Its: President/CEO                         Its: Asst. Secretary

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